Exhibit 99.1

MyoKardia Names Sunil Agarwal, M.D., to Board of Directors, New VPs Strengthen Research and Development

SOUTH SAN FRANCISCO, Calif. – March 7, 2016 – MyoKardia, Inc. (Nasdaq:MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the addition of Sunil Agarwal, M.D., to its board as an independent director.

Dr. Agarwal is executive vice president and chief medical officer at Ultragenyx Pharmaceutical, where he leads the company’s clinical development and operations, regulatory affairs, biometrics, pharmacovigilance, medical affairs, pharmacology and toxicology. Previously, Dr. Agarwal served in various leadership roles for more than a decade at Genentech.

“We are delighted to have such a talented clinical leader and seasoned biotech executive join our board of directors,” said MyoKardia CEO Tassos Gianakakos. “Dr. Agarwal’s counsel will be invaluable as we continue to pursue a new, pioneering approach to the treatment of heritable cardiomyopathies. Dr. Agarwal possesses not only broad industry and medical expertise, but a distinguished career of multiple drug approvals across various therapeutic areas, including rare diseases.”

Dr. Agarwal stated, “I am thrilled to join the MyoKardia team. Their robust precision medicine platform positions them well to develop treatment options for patients with severe and rare heart diseases.”

At Genentech, Dr. Agarwal was senior vice president and global head of clinical development for ophthalmology, metabolism, neurosciences, immunology and infectious diseases. His experience includes both development and medical affairs roles at MedImmune and Guilford Pharmaceuticals.

Dr. Agarwal obtained a B.S. in neurobiology at Cornell University, and earned his M.D. from Tufts University School of Medicine.

Leadership Appointments Strengthen Research and Development

MyoKardia also announced that two senior leaders have joined the company to strengthen areas key to its development programs and product pipeline.

Michael Graziano, Ph.D., is MyoKardia’s vice president, biology, leading the company’s biology research and translational medicine efforts to deliver on our preclinical pipeline strategy. Dr. Graziano is a member of MyoKardia’s executive committee.

Previously, Dr. Graziano was an executive director in cardiovascular discovery at Merck Research Laboratories. His more than 25 years in cardiovascular and metabolic disease drug discovery and development include roles of increasing responsibility both at Merck and the Schering-Plough Research Institute. He is also a founder of The Institute for Life Science Entrepreneurship, a not-for-profit organization that fosters the creation of life science startups. Dr. Graziano holds a Ph.D. in pharmacology from the State University of New York, Stony Brook, and a B.A. in biology from New York University. He completed postdoctoral training in pharmacology at the University of Texas Southwestern Medical Center.

Lisa Alaimo is vice president and program team leader for MyoKardia’s dilated cardiomyopathy program, as well as MyoKardia’s collaboration with Sanofi. The alliance of the two companies, one of the largest research and development commitments in genetic forms of cardiomyopathy, encompasses three major development programs at MyoKardia. Ms. Alaimo has served in project and strategic product development leadership roles at Portola Pharmaceuticals, Cor Therapeutics and Millennium Pharmaceuticals. She holds a B.S. in genetics and biochemistry from University of California, Davis.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK- 461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and is currently being evaluated in three Phase 1 clinical trials. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s purpose is to improve the lives of patients and families suffering from cardiovascular disease by creating targeted therapies that can change the course of their condition. For more information, please visit www.myokardia.com.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the Company’s approach to the treatment of heritable cardiomyopathies and the benefits of that approach, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.

Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in the prospectus for our recent initial public offering of common stock and our most recent Quarterly Report on Form 10-Q. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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